Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements (No. 333-92382 and 333-33167) on Form S-8 of Versar, Inc. of our report dated December 14, 2015, related to our audit of the combined financial statements of the Security Systems Business of Johnson Controls, Inc. as of and for the years ended September 30, 2015 and 2014, included in this Current Report on Form 8-K/A.

Rockville, Maryland
December 15, 2015